Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated March 21, 2014, relating to the consolidated financial statements of American Xanthan Corporation, as of December 31, 2013 and to all references to our firm included in this Registration Statement.

/s/ B F BORGERS CPA PC

Certified Public Accountants
Denver, Colorado
March 21, 2014